Exhibit 99.1

NEWS RELEASE

ITC ISSUES NOTICE OF FINAL DETERMINATION IN RAMBUS MATTER REGARDING NVIDIA PRODUCTS

Limited exclusion order and cease and desist orders to be issued

LOS ALTOS, Calif. – July 26, 2010 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, today announced that the International Trade Commission (ITC) issued its notice of final determination in the action brought by Rambus against NVIDIA Corporation and other Respondents.  In its notice, the ITC has affirmed the findings of the Administrative Law Judge (ALJ), with certain modifications.  The final determination, including such modifications, has yet to be released.

On November 6, 2008, Rambus filed a complaint with the ITC requesting an investigation pertaining to certain NVIDIA products.  The complaint sought an exclusion order barring the importation, sale for importation, and sale after importation of products that infringe nine of Rambus’ patents.  The accused products include graphics processors, application processors, media and communications processors, and chip sets which incorporate infringing memory controllers.  The complaint named NVIDIA as a proposed Respondent, as well as companies whose products incorporate the accused NVIDIA products and are imported into the United States.  These Respondents include:  Asustek Computer Inc. and Asus Computer International, BFG Technologies, Biostar Microtech and Biostar Microtech International Corp., Diablotek Inc., EVGA Corp., G.B.T. Inc. and Giga-Byte Technology Co., Hewlett-Packard, MSI Computer Corp. and Micro-Star International Co., Palit Multimedia Inc. and Palit Microsystems Ltd., Pine Technology (Macao Commercial Offshore) Ltd., and Sparkle Computer Co.  Four of the asserted patents were later withdrawn from the investigation.

An evidentiary hearing on the asserted patents was held before the ALJ on October 13-20, 2009.  On January 22, 2010, the ALJ issued an initial determination finding two Rambus patents to be not valid.  The ALJ further determined three Rambus (Barth) patents valid, enforceable and infringed by the Respondents.

Today, Rambus received notice of the ITC’s intent to issue a Limited Exclusion Order barring the importation of Respondents’ infringing products into the United States, as well as Cease and Desist Orders barring identified Respondents from selling any infringing products that were previously imported into the United States.  Under the Limited Exclusion Order, the infringing products may be imported and sold during a 60-day Presidential review period if Respondents post a bond.  The Commission has specified that the bond amount is 2.65% of the entered value of the subject imports.

“The ITC’s decision is another demonstration of the value of our continued commitment to innovation,” said Thomas Lavelle, senior vice president and general counsel at Rambus.  “We are extremely pleased with the ITC’s decision to issue a Limited Exclusion Order, signaling the strength of our innovation efforts beyond the Farmwald-Horowitz patents of our founders.  The value of our patented inventions has been recognized by our current licensees, and we will continue our efforts to license others.”

Rambus management will discuss this decision during a special conference call tomorrow at 6:00 a.m. PT.  The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (800) 642-1687(domestic) or (706) 645-9291(international) with ID# 90764352.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of electronic systems. Rambus’ patented innovations and breakthrough technologies help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ complaint with the ITC regarding the NVIDIA products and related matters. There is no assurance of any result from the ITC with respect to Rambus’ complaint regarding the NVIDIA products. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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RMBSLN

Rambus Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com